EXHIBIT 99.1

STRATA Skin Sciences, Inc. Announces 1-for-5 Reverse Stock Split

Horsham, PA -- April 6, 2017 -- STRATA Skin Sciences, Inc. (NASDAQ: SSKN) ("STRATA") a medical technology company dedicated to developing and commercializing innovative products for the treatment and diagnosis of serious dermatologic disorders, today announced a reverse stock split of its shares of common stock at a ratio of 1-for-5 to become effective at 5:00 p.m. Eastern Time on April 6, 2017. At the opening of trading on April 7, 2017, STRATA's common stock will begin trading on a split-adjusted basis and the number of shares of STRATA's common stock outstanding will decrease from approximately 10.9 million pre-split shares to approximately 2.2 million post-split shares.  STRATA's new CUSIP number will be 86272A 206, and its common stock will continue to trade on The Nasdaq Capital Market under the symbol "SSKN."

The primary purpose of the reverse stock split is to enable STRATA to regain compliance with the $1.00 minimum bid price requirement for continued listing on The Nasdaq Capital Market. STRATA has until April 24, 2017 to regain compliance with the minimum bid price requirement and has submitted written notice to Nasdaq of its intention to cure the minimum bid price deficiency by effecting a reverse stock split. To regain compliance, the closing bid price of STRATA's common stock must be at least $1.00 for a minimum of ten consecutive trading days.

In the reverse stock split, every five shares of STRATA's common stock outstanding will automatically be changed and reclassified into one new share of common stock. No fractional shares will be issued in connection with the reverse stock split. Any fractional share of common stock that would otherwise have resulted from the reverse stock split will be rounded up to the nearest whole share.

The reverse stock split will affect all STRATA stockholders uniformly and will not affect any stockholder's percentage ownership interests in STRATA (except to the extent that the reverse stock split results in any stockholders owning only a fractional share). Additionally, all STRATA convertible notes, convertible preferred stock, stock options, other equity awards and warrants outstanding immediately prior to the reverse stock split will be proportionately adjusted.

STRATA's transfer agent, American Stock Transfer & Trust Company, LLC, which is also acting as the exchange agent for the reverse split, will provide instructions to stockholders regarding the process for exchanging share certificates.  Stockholders who hold their shares electronically in book-entry form at a brokerage firm need not take any action, as their shares will automatically be adjusted by their brokerage firm to reflect the reverse stock split. Beneficial holders may contact their bank, broker or nominee with any questions regarding the procedure of implementing the reverse stock split.

About STRATA Skin Sciences, Inc. (www.strataskinsciences.com)
STRATA Skin Sciences is a medical technology company focused on the therapeutic and aesthetic dermatology market. Its products include the XTRAC® laser and VTRAC® excimer lamp systems utilized in the treatment of psoriasis, vitiligo and various other skin conditions; the STRATAPEN™ MicroSystems, marketed specifically for the intended use of micropigmentation; and Nordlys, a multi-technology aesthetic laser device.

Safe Harbor
This press release includes "forward-looking statements" within the meaning of the Securities Litigation Reform Act of 1995. These statements include but are not limited to the Company's plans, objectives, expectations and intentions and may contain words such as "will," "may," "seeks," and "expects," that suggest future events or trends. These statements, the effective date and the trading date of the reverse stock split, and the expected effect of the reverse stock split on the trading price of the Company's common stock and the Company's ability to comply with Nasdaq's continued listing standards, are based on the Company's current expectations and are inherently subject to significant uncertainties and changes in circumstances. Actual results may differ materially from the Company's expectations due too financial, economic, business, competitive, market, regulatory and political factors or conditions affecting the Company and the medical device industry in general, as well as more specific risks and uncertainties set forth in the Company's SEC reports on Forms 10-Q and 10-K. Given such uncertainties, any or all of these forward-looking statements may prove to be incorrect or unreliable. The Company assumes no duty to update its forward-looking statements and urges investors to carefully review its SEC disclosures available at www.sec.gov and www.strataskinsciences.com.

Investor Contacts:
Christina L. Allgeier, Chief Financial Officer
STRATA Skin Sciences, Inc.
callgeier@strataskin.com
215-619-3267

Bob Yedid, Managing Director
LifeSci Advisors, LLC
bob@LifeSciAdvisors.com
646-597-6989